FOR RELEASE ON: February 29, 2016 at 06:00 ET

Exhibit 99.1

CONTACT: Erin Curtis
Investor Relations
TASER International, Inc.
(480) 515-6330

TASER Reports Record Quarterly Revenue of $56.0 million

Board of Directors approves $50.0 million stock buy-back

SCOTTSDALE, Ariz., February 29, 2016 − TASER International, Inc. (NASDAQ: TASR), today announced financial results for the fourth quarter ended December 31, 2015.

“We concluded a very strong year for TASER International with record fourth quarter Weapons segment revenues and record quarterly bookings in our Axon segment,” said Rick Smith, TASER chief executive officer. “Throughout the year, we made significant progress in extending our leadership position as the go-to provider of innovative technology solutions to law enforcement. We also demonstrated returns on the ongoing build-out of our international operations, which remains an important area of focus for us as we expand our addressable market.”

“In 2016, we see tremendous opportunity to further enhance our integrated hardware-software platform and pursue our strategic initiatives with a focus on long-term profitable growth,” concluded Smith.

Fourth Quarter 2015 Financial Highlights:

•	Net sales were $56.0 million in the quarter, an increase of $9.2 million, or 19.7% over the prior year fourth quarter. International net sales were $12.1 million in the quarter.

•	TASER Weapons segment revenues increased $6.2 million year-over-year, or 15.4%, to $46.7 million in the fourth quarter of 2015 setting a new quarterly record.

•
Axon segment revenues increased $3.0 million year-over-year, or 47.0%, to $9.4 million in the fourth quarter of 2015. The increase was driven by a $3.2 million increase, or 216.9%, in service revenue which also included an approximately $0.9 million catch-up revenue related to completed professional service implementations that occurred during the fourth quarter. This increase was partially offset by a decrease in Axon body-worn camera hardware sales of $1.1 million as we delayed shipments of the new Axon Body 2 camera until the first quarter of 2016.

•
Consolidated gross margin percentage in the fourth quarter of 2015 was 66.0%, compared to 58.6% in the same period last year. The increase was mostly due to the mix of higher margin TASER Weapon product sales within the quarter compared to the prior year. The prior year also was lower due to reserves taken for obsolete inventory related to the end of production of the legacy TASER X26 conducted electrical weapon and excess inventory for components of the Axon camera line.

•	TASER Weapons segment gross margin percentage improved to 70.0% in fourth quarter 2015 compared to 66.2% in fourth quarter 2014.

•
Axon segment gross margin percentage improved to 46.1% in the fourth quarter 2015 compared to 9.7% in the fourth quarter of 2014. The prior year gross margin was impacted by reserves taken of $1.2 million for excess inventory related to Axon camera components. Axon gross margin was also favorably impacted by the growth of our user count which allowed us to leverage the fixed costs to operate and host the Evidence.com service.

•
Sales, general and administrative (SG&A) expenses of $21.9 million in the fourth quarter of 2015 increased $7.4 million, from $14.4 million in the fourth quarter of 2014.  Compared to the prior year, personnel expenses increased $2.6 million as the Company is investing in customer-facing positions as well as administrative functions. Marketing expenses increased approximately $1.5 million, due to the additional investment in the IACP and Millipol tradeshows compared to the prior year. Consulting, lobbying and accounting fees increased $1.7 million compared to the prior year as well.

•
Research and development (R&D) expenses of $6.6 million for the fourth quarter of 2015 increased $2.6 million when compared to the fourth quarter of 2014 which was driven by additional personnel and consulting expenses related to Axon segment product development initiatives.

•
Income from operations decreased $0.4 million to $8.5 million in the fourth quarter of 2015 compared to $8.9 million in the fourth quarter of 2014 due to the above mentioned increases in SG&A and R&D. The operating expense increase of $10.0 million was almost entirely offset by the $9.6 million increase in gross margin.

•
Provision for income taxes in the fourth quarter of 2015 was $3.4 million. The Company's annual effective tax rate for 2015 was 43.6% due to startup losses generated by the Company's Netherlands subsidiary, which are not deductible for U.S. tax purposes.

•	Net income for the fourth quarter of 2015 was $5.1 million, or $0.09 per diluted share, which is equivalent to the prior year net income and diluted earnings per share.

•
In the fourth quarter of 2015, the Company generated $16.1 million in cash from operating activities. Cash, cash equivalents and investments were $118.3 million at December 31, 2015, up from $90.4 million at December 31, 2014.

Key Operating Metrics:

Metric*	Q4 2015
Axon and Evidence.com Bookings (in millions)	$44.7
LTV / CAC ratio	4.3
Average Revenue per User (ARPU)**	44.71
TASER Weapons operating income %	37.4%
Future Contracted Revenue (in millions)	$159.0

*For definitions of our Key Operating Metrics please see "Statistical Definitions"

**ARPU calculation does not accurately reflect the recurring nature of service revenue due to the variability of catch-up revenue we have most quarters. The Q4 ARPU of $44.71 includes $0.9 million of catch-up revenue.  Please listen to our Q4 earnings conference call for further ARPU discussion and alternative metrics that more accurately capture our recurring user revenue.

Business Highlights:

•
As of the end of the fourth quarter, 30 major city law enforcement agencies have purchased TASER's Axon body-worn cameras and/or its digital evidence management solution: Albuquerque, Baltimore County, Charlotte-Mecklenburg, Chicago*, Cleveland, Dallas, Denver, Fort Worth, Fresno, Kansas City*, Los Angeles, Las Vegas, Louisville, Memphis, Mesa, Miami, Milwaukee, Montgomery County, New Orleans, Omaha, Philadelphia*, Pittsburgh, Salt Lake City, San Antonio, San Diego, San Francisco, Tampa, Toronto*, Tucson, and Washington, D.C.

◦	Please note that some of these customers have purchased only the MediaSolv solution at this point in time as noted by an *.

•
Evidence.com's user count continued to grow, extending the Company's market leadership. Total active, paid users at December 31, 2015 were approximately 45,900. Since inception, the Company has booked cumulative Evidence.com licenses of approximately 59,000. The 13,100 seats booked but not yet recognized in monthly service revenue will come online as the Company completes customer implementations and integrations.

•
In February 2016, the Company announced an exclusive partnership agreement with Amped Software, one of the premier providers of forensic video enhancement tools. This new partnership will further enable law enforcement to use a variety of tools to analyze evidence through the Axon Forensic Suite.

•
On February 26, 2016, TASER's Board of Directors authorized a stock repurchase program to acquire up to $50.0 million of the Company's outstanding stock subject to market conditions and corporate considerations.

Quarterly Conference Call:

The Company will host its fourth quarter 2015 earnings conference call on Monday, February 29, 2016 at 08:30 a.m. ET. To join the live audio presentation, please dial toll free 877-303-9126, or for international callers, please dial +1-253-237-1156. The passcode is 44084653.

The Company has posted supplemental materials on its website to provide additional information about our fourth quarter financial results. This supplemental information will no longer be part of the discussion on the earnings call to leave more time for questions from investors.

The Company plans to update and post its investor relations presentation to http://investor.taser.com within the next two weeks with the fourth quarter results. Archived presentations from previous quarters may also be found on the website.

Statistical Definitions:

•	Future billings are defined as cumulative bookings to date net of cumulative recognized Axon camera and Evidence.com revenue and Axon camera and Evidence.com deferred revenue balances.

•	Future contracted revenue is defined as cumulative Axon and Evidence.com bookings, net of cancellations, minus cumulative recognized revenue related solely to Axon and Evidence.com.

•	LTV/CAC is defined as the lifetime value of a customer as a ratio of the costs to acquire that customer.

•	TASER Weapons Operating Income % is considered a key metric to show continued diligence in running our legacy business profitably while investing in new markets internationally.

Non-GAAP Measures:

To supplement the Company’s financial results presented in accordance with GAAP, we are presenting the non-GAAP financial measures of EBITDA, Adjusted EBITDA and Free Cash Flow. Our management uses these non-GAAP financial measures in evaluating the Company’s performance in comparison to prior periods. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance, and when planning and forecasting our future periods. A reconciliation of GAAP to the non-GAAP financial measures is presented at the end of the release.

EBITDA is defined as consolidated net income before interest expense, income taxes and depreciation and amortization. Adjusted EBITDA, as presented herein, is defined as EBITDA before certain other items, including: stock-based compensation; net gain/loss on write-down/disposal of property, equipment and intangibles; and loss on impairment.

Free Cash Flow is defined as operating cash flow minus purchases of property, plant & equipment and intangible assets.

Caution on Use of Non-GAAP Measures

Although these non-GAAP financial measures are not consistent with GAAP, management believes investors will benefit by referring to these non-GAAP financial measures when assessing the Company’s operating results, as well as when forecasting and analyzing future periods. However, management recognizes that:

•	these non-GAAP financial measures are limited in their usefulness and should be considered only as a supplement to the Company’s GAAP financial measures;

•	these non-GAAP financial measures should not be considered in isolation from, or as a substitute for, the Company’s GAAP financial measures;

•	these non-GAAP financial measures should not be considered to be superior to the Company’s GAAP financial measures; and

•
these non-GAAP financial measures were not prepared in accordance with GAAP and investors should not assume that the non-GAAP financial measures presented in this earnings release were prepared under a comprehensive set of rules or principles.

Further, these non-GAAP financial measures may be unique to the Company, as they may be different from similarly titled non-GAAP financial measures used by other companies. As such, this presentation of non-GAAP financial measures may not enhance the comparability of the Company’s results to the results of other companies.

A reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure or measures appears within this press release.

About TASER International, Inc.

TASER International makes communities safer with innovative public safety technologies. Founded in 1993, TASER first transformed law enforcement with its electrical weapons. TASER continues to define smarter policing with its growing suite of technology solutions, including Axon body-worn video cameras and Evidence.com, a secure digital evidence management platform. More than 162,000 lives and countless dollars have been saved with TASER's products and services.

Learn more at www.taser.com and www.axion.io or by calling (800) 978-2737.

TASER® and Axon® are registered trademark of TASER International, Inc., registered in the U.S. All rights reserved. TASER logo, Axon, Axon Body, Axon Body 2, Axon Flex, Axon Interview, Axon Signal, TASER X26, TASER X26P, and TASER X2 are trademarks of TASER International, Inc. All rights are reserved for trademarks of TASER International, Inc.

Note to Investors

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including statements regarding our expectations, beliefs, intentions or strategies regarding the future. We intend that such forward-looking statements be subject to the safe-harbor provided by the Private Securities Litigation Reform Act of 1995. The forward-looking information is based upon current information and expectations regarding TASER International, Inc. These estimates and statements speak only as of the date on which they are made, are not guarantees of future performance, and involve certain risks, uncertainties and assumptions that are difficult to predict. TASER International assumes no obligation to update the information contained in this press release.

We caution that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward looking statements herein. Such factors include, but are not limited to: market acceptance of our products; our ability to design, introduce and sell new products; delays in development schedules; rapid technological change and competition; our ability to manage our growth and increase manufacturing production to meet demand; establishment and expansion of our direct and indirect distribution channels; our ability to pursue sales directly with customers; our dependence on sales of our TASER X26P and X2 CEWs; the acceptance of our Evidence.com software model; the long-term revenue recognition cycle for our SaaS Evidence.com product; the length of our sales cycle and our ability to realize benefits from our marketing and selling efforts; breach of our security measures resulting in unauthorized access to customer data; outages and disruptions relating to our Evidence.com service; our dependence on third party suppliers for key components of our products; component shortages; rising costs of raw materials and transportation relating to petroleum prices; that we may experience declines in gross margins due to a shift in product sales from CEW to Axon devices; product defects; our anticipation that certain orders will be completed; risks relating to acquisitions and joint ventures; catastrophic events; fluctuations in quarterly operating results; increases in non-U.S. denominated expenses; employee retention risks; budgetary and political constraints of prospects and customers; our exposure to cancellations of government contracts due to appropriation clauses; our compliance with regulations governing the environment, including but not limited to, regulations within the European Union; new regulations relating to conflict minerals; risks of governmental regulations, including regulations of our products by the United States Consumer Product Safety Commission, regulation of our products as a "crime control" product by the Federal government, state and local government regulation and foreign regulation and the adverse effects that could result from our products being classified as firearms by the United States Bureau of Alcohol and

Firearms; regulatory and political challenges presented by international markets; fluctuations in our effective tax rate; foreign currency fluctuations; counter-party risks relating to cash balances held in excess of FDIC insurance limits; litigation risks resulting from alleged product-related injuries and media publicity concerning allegations of deaths occurring after use of the TASER device and the negative impact this publicity could have on sales; the outcome of pending or future litigation; our ability to protect our intellectual property; intellectual property infringement claims and relating litigation costs; competition in foreign countries relating to foreign patents; our successful identification of existing intellectual property rights that might infringe on our developments and other factors identified in documents filed by us with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2015.

The Company only announces a subset of its received orders during the quarter to show momentum to customers and these announcements should not be used to approximate revenue. Orders announced in the quarters are sometimes shipped in subsequent periods at the customer's request thereby delaying the recognition of revenue.

Please visit http://investor.taser.com, www.twitter.com/taser_ir, www.twitter.com/officialtaser, www.twitter.com/axontechnology and www.facebook.com/TASER.International where TASER discloses information from time to time about the company, its financial information, and its business.

For investor relations information please contact Erin Curtis by phone at (480) 515-6330 or via email at IR@TASER.com.

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TASER INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014

Net sales	$56,041	$46,816	$197,892	$164,525
Cost of products sold and services delivered	19,053	19,403	69,245	62,977
Gross margin	36,988	27,413	128,647	101,548
Operating expenses:
Sales, general and administrative	21,856	14,424	69,698	54,158
Research and development	6,622	4,065	23,614	14,885
Total operating expenses	28,478	18,489	93,312	69,043
Income from operations	8,510	8,924	35,335	32,505
Interest income and other (expense), net	14	(106)	26	(194)
Income before provision for income taxes	8,524	8,818	35,361	32,311
Provision for income taxes	3,420	3,732	15,428	12,393
Net income	$5,104	$5,086	$19,933	$19,918
Net income per common and common equivalent shares:
Basic	$0.10	$0.10	$0.37	$0.38
Diluted	$0.09	$0.09	$0.36	$0.37
Weighted average number of common and common equivalent shares outstanding:
Basic	53,665	52,754	53,548	52,948
Diluted	54,523	54,213	54,638	54,500

TASER INTERNATIONAL, INC.
SEGMENT REPORTING
(Unaudited)
(dollars in thousands)

	Three Months Ended December 31, 2015			Three months ended December 31, 2014
	TASER Weapons	Axon	Total	TASER Weapons	Axon	Total

Product sales	$46,689	$4,678	$51,367	$40,453	$4,888	$45,341
Service revenue	—	4,674	4,674	—	1,475	1,475
Net sales	46,689	9,352	56,041	40,453	6,363	46,816
Cost of products sold	14,016	3,509	17,525	13,656	5,122	18,778
Cost of services delivered	—	1,528	1,528	—	625	625
Gross margin	32,673	4,315	36,988	26,797	616	27,413
Sales, general and administrative	14,171	7,685	21,856	10,771	3,653	14,424
Research and development	1,052	5,570	6,622	1,212	2,853	4,065
Income (loss) from operations	$17,450	$(8,940)	$8,510	$14,814	$(5,890)	$8,924

Gross margin %	70.0%	46.1%	66.0%	66.2%	9.7%	58.6%
Operating margin %	37.4%	(95.6)%	15.2%	36.6%	(92.6)%	19.1%

	Twelve Months Ended December 31, 2015			Twelve Months Ended December 31, 2014
	TASER Weapons	Axon	Total	TASER Weapons	Axon	Total

Product sales	$162,375	$22,855	$185,230	$145,613	$14,700	$160,313
Service revenue	—	12,662	12,662	—	4,212	4,212
Net sales	162,375	35,517	197,892	145,613	18,912	164,525
Cost of products sold	48,821	16,201	65,022	47,680	13,233	60,913
Cost of services delivered	—	4,223	4,223	—	2,064	2,064
Gross margin	113,554	15,093	128,647	97,933	3,615	101,548
Sales, general and administrative	47,640	22,058	69,698	42,989	11,169	54,158
Research and development	4,470	19,144	23,614	3,872	11,013	14,885
Income (loss) from operations	$61,444	$(26,109)	$35,335	$51,072	$(18,567)	$32,505

Gross margin %	69.9%	42.5%	65.0%	67.3%	19.1%	61.7%
Operating margin %	37.8%	(73.5)%	17.9%	35.1%	(98.2)%	19.8%

TASER INTERNATIONAL, INC.
Axon and Evidence.com Bookings by Quarter
(Unaudited)
(in thousands)

	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014

Bookings	$44,668	$36,877	$30,629	$22,948	$24,554

Axon cameras and Evidence.com bookings represent a statistical measure defined as the sales price of orders placed in the relevant time period.  Bookings are an indication of the activity the Company is seeing relative to Axon cameras and Evidence.com.  We consider bookings to be a statistical measure defined as the sales price of orders (not invoiced sales) placed in the relevant fiscal period, net of cancellations, regardless of when the products or services ultimately will be provided. Some bookings might be invoiced in subsequent years.

Due to municipal government funding rules, certain of the future year amounts included in bookings are subject to budget appropriation or other contract cancellation clauses. Although TASER has entered into contracts for the delivery of products and services in the future and anticipates the contracts will be completed, if agencies do not appropriate money in future year budgets or invoke a cancellation clause, revenue associated with these bookings will not ultimately be recognized, resulting in a future reduction to bookings. In the fourth quarter of 2015, there were no reversals related to prior period bookings due to non-appropriation or other cancellation reasons.

For more information relative to our revenue recognition policies, please reference our SEC filings.

Axon and Evidence.com Future Contracted Revenue
(Unaudited)
(in thousands)

	December 31, 2015	September 30, 2015
Cumulative Bookings, net of cancellations	$210,486	$165,818
Cumulative Axon & Evidence.com Recognized Revenue	51,498	43,462
Future Contracted Revenue	$158,988	$122,356

Axon and Evidence.com future contracted revenue represent a statistical measure defined as cumulative bookings for Axon and Evidence.com minus cumulative recognized revenue related solely to Axon and Evidence.com. Future contracted revenues are an indication of momentum of longer-term contracts being signed and the expectations of future revenues in the Axon segment.

TASER INTERNATIONAL, INC.
UNIT SALES STATISTICS
(Unaudited)
Units in whole numbers

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2015	2014	Unit Change	Percent Change	2015	2014	Unit Change	Percent Change
TASER X26P	16,437	14,610	1,827	12.5%	62,383	51,283	11,100	21.6%
TASER X2	12,540	8,228	4,312	52.4	38,050	26,901	11,149	41.4
TASER X26	587	3,550	(2,963)	(83.5)	4,928	17,770	(12,842)	(72.3)
TASER M26	503	617	(114)	(18.5)	2,455	1,994	461	23.1
TASER C2	2,336	2,246	90	4.0	8,121	7,249	872	12.0
Cartridges	505,332	475,454	29,878	6.3	1,694,450	1,618,117	76,333	4.7
Axon Flex	2,902	3,858	(956)	(24.8)	18,823	10,034	8,789	87.6
Axon Body	2,141	4,568	(2,427)	(53.1)	17,522	13,219	4,303	32.6
E-Dock	1,425	1,439	(14)	(1.0)	6,979	4,219	2,760	65.4
TASER Cam	2,641	2,129	512	24.0	11,634	9,303	2,331	25.1

TASER INTERNATIONAL, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited)
Dollars in thousands

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014

Net income	$5,104	$5,086	$19,933	$19,918
Depreciation and amortization	981	949	3,291	4,317
Interest expense	1	9	10	12
Provision for income taxes	3,420	3,732	15,428	12,393
EBITDA	$9,506	$9,776	$38,662	$36,640

Adjustments:
Stock-based compensation expense	$2,177	$1,458	$7,263	$5,579
Net loss on disposal of property, equipment and intangibles, net	3	4	206	232
Adjusted EBITDA	$11,686	$11,238	$46,131	$42,451
Adjusted EBITDA as a percentage of net sales	20.9%	24.0%	23.3%	25.8%

Composition of stock-based compensation:
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014

Cost of products sold and services delivered	$126	$55	$402	$204
Sales, general and administrative	1,303	957	4,285	3,555
Research and development	748	446	2,576	1,820
	$2,177	$1,458	$7,263	$5,579

TASER INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31, 2015	December 31, 2014

ASSETS
Current Assets:
Cash and cash equivalents	$59,526	$48,367
Short-term investments	50,254	32,774
Accounts and notes receivable, net	27,701	30,735
Inventory	15,763	18,323
Prepaid expenses and other current assets	8,165	4,443
Total current assets	161,409	134,642

Property and equipment, net	21,848	17,523
Deferred income tax assets, net	13,719	16,063
Intangible assets, net	7,588	3,115
Goodwill	9,596	2,206
Long-term investments	8,525	9,296
Other assets	7,196	2,523
Total assets	$229,881	$185,368

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$7,333	$7,682
Accrued liabilities	8,643	9,245
Current portion of deferred revenue	20,851	14,020
Customer deposits	1,226	988
Current portion of notes payable and capital lease payable	87	38
Total current liabilities	38,140	31,973

Deferred revenue, net of current portion	30,190	21,668
Liability for unrecognized tax benefits	1,315	1,471
Long-term deferred compensation	2,199	1,121
Long-term business acquisition contingent consideration	952	—
Long-term portion of notes payable and capital lease payable	81	29
Total liabilities	72,877	56,262

Stockholders’ Equity:
Preferred stock	—	—
Common stock	1	1
Additional paid-in capital	178,143	162,641
Treasury stock	(122,201)	(114,645)
Retained earnings	100,978	81,045
Accumulated other comprehensive income	83	64
Total stockholders’ equity	157,004	129,106
Total liabilities and stockholders’ equity	$229,881	$185,368

TASER INTERNATIONAL, INC.
SELECTED CASH FLOW INFORMATION
(Unaudited)
(in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014

Net income	$5,104	$5,086	$19,933	$19,918
Depreciation and amortization	981	949	3,291	4,317
Stock-based compensation	2,177	1,458	7,263	5,579
Net cash provided by operating activities	16,131	12,794	46,445	35,432
Net cash used in investing activities	(2,716)	(7,455)	(36,009)	(24,581)
Net cash provided by (used in) financing activities	174	4,444	603	(4,840)
Cash and cash equivalents, end of period	59,526	48,367	59,526	48,367

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014

Net cash provided by operating activities	$16,131	$12,794	$46,445	$35,432
Purchases of property and equipment	2,164	439	6,003	2,505
Purchases of intangible assets	99	58	501	183
Purchase of property and equipment and intangible assets in connection with business acquisitions	—	—	11,186	—
Free cash flow	$13,868	$12,297	$28,755	$32,744

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